Exhibit 10.08

PDF Solutions, Inc. 333 West San Carlos Street, Suite 700 San Jose, California 95110

May 9, 2012

VIA HAND DELIVERY and copy by EMAIL: michael.shahbazian@pdf.com

Mr. Michael Shahbazian
1291 Estate Drive
Los Altos, CA  94024

Re: Extension of Employment Offer – Temporary Position

Dear Michael,

Effective from May 11, 2012, we would like to extend the term of your temporary employment with PDF Solutions, Inc. through June 11, 2012 (the “Extended Period”). For the avoidance of doubt, your sole compensation for the Extended Period will be the salary at the same rate ($11,250 per payroll period) paid to you in the same manner as set forth under your employment offer and in accordance with the Company’s standard payroll policies.

If you are in agreement with this offer, please sign and date a copy of this letter in the space provided below and return a copy to Gail Shih. Thank you for agreeing to help us during this transition.

Sincerely, PDF SOLUTIONS, INC. /s/ John Kibarian John K. Kibarian President, Chief Executive Officer, and Director

ACKNOWLEDGMENTS & ACCEPTANCE

I understand that my employment at the Company is not a contract for a fixed term or specific period of time. I understand that my employment is voluntary (“At Will”) and can be terminated either by me or by the Company at any time, with or without prior notice and with or without cause.  These provisions supersede all prior representations or agreements, whether written or oral.   My “At Will” status may not be modified or amended except by a written agreement, signed by the Company and me.

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/ Michael Shahbazian

Name: Michael Shahbazian

Date: May 15, 2012